Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Jerome Schwind, Chief Executive Officer
Jerry Ritzert, Chief Financial Officer
Lori Peterson, Vice President and Director of Marketing
Phone: 989-772-9471

Isabella Bank Corporation to Acquire Grand River Commerce, Inc.

Highlights:
•Expands presence in southwest Michigan, including the high-growth Grand Rapids area
•Combines two strong community banks, with continued focus on serving customers, communities and shareholders
•Aligns with the strategic objectives and brings strong infrastructure, culture and expanded business lines of Wealth Management, to accelerate organic growth

Mt Pleasant, MI and Grandville, MI, June 12, 2026 – Isabella Bank Corporation (“Isabella”) (NASDAQ: ISBA) and its subsidiary Isabella Bank, and Grand River Commerce, Inc. (“Grand River”) (OTCQX: GNRV) and its subsidiary Grand River Bank, today jointly announced that they have entered into an Agreement and Plan of Merger (“Agreement”) whereby Isabella will acquire Grand River in a cash and stock transaction (the “Merger”) valued at approximately $54.6 million. As a result of the proposed transaction, Grand River will be merged with and into a wholly-owned merger subsidiary of Isabella, immediately followed by the merger of Grand River with and into Isabella, with Isabella continuing as the surviving entity.

“We are excited to join forces with Grand River and enter Kent County and the vibrant Grand Rapids market,” said Jerome E. Schwind, President and CEO of Isabella Bank Corporation. “This partnership aligns with our disciplined, long-term strategic plan and importantly aligns and builds on shared common values and similar cultures. We look forward to bringing our Isabella Wealth Services to this new market and delivering even greater value to our existing and new customers, employees and shareholders.”

Headquartered in Grandville, Michigan with an additional office in northeast Grand Rapids, Michigan, Grand River had approximately $511.7 million in assets, $437.9 million in loans and $438.9 million in deposits as of March 31, 2026. The combined pro forma company is expected to have total assets of $2.8 billion. The combined company will have 33 locations in nine Michigan counties: Bay, Clare, Gratiot, Isabella, Kent, Mecosta, Midland, Montcalm and Saginaw offering personal and commercial lending and deposit products, as well as investment, trust and estate planning services.

“When we formed Grand River Bank, our goal was to create a strong, relationship-driven institution, defined not only by its growth and asset quality, but by the values and trust we’ve earned in the communities we serve,” said Robert P. Bilotti, Chairman, President and CEO of Grand River. “This partnership with Isabella Bank reflects those same principles and delivers a meaningful value to our
ISABELLA BANK CORPORATION PO BOX 100, Mt. Pleasant, MI 48804-0100 www.isabellabank.com shareholders, while positioning our customers, employees, and communities to benefit from enhanced capabilities and continued relationship-based banking. We are excited to carry our legacy forward with an organization that shares our culture and long-term vision.”

Under the terms of the Agreement, which has been unanimously approved by the Boards of Directors of both companies, each share of Grand River common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will have the right to elect to receive, subject to adjustment in accordance with the Agreement (i) the amount of cash equal to the quotient of $18,262,391 divided by the Cash Conversion Number, as defined in the Agreement (the “Per Share Cash Consideration”); or (ii) a number (the “Exchange Ratio”) of shares of Isabella common stock equal to the quotient of (A) 839,003 shares of Isabella common stock divided by (B) the difference of (1) the aggregate number of shares of Grand River Common Stock issued and outstanding immediately prior to the Effective Time (excluding dissenting shares) minus (2) the Cash Conversion Number, as defined in the Agreement (the “Per Share Stock Consideration”). Elections will be subject to proration procedures whereby 65% of the shares of Grand River common stock will be exchanged for the Per Share Stock Consideration and 35% of the shares of Grand River common stock will be exchanged for the Cash Per Share Consideration. Based on the assumption of 9,122,073 number of shares of Grand River common stock issued and outstanding as of the Effective Time, the Per Share Cash Consideration to be paid is estimated to be approximately $5.72 and the Exchange Ratio is estimated to be 0.1415.

The companies expect to complete the proposed transaction in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions, including the receipt of all required regulatory approvals and approval by Grand River’s shareholders.

Piper Sandler & Co. is acting as financial advisor to Isabella and rendered a fairness opinion to its behalf of directors, and Luse Gorman, PC is acting as its legal advisor in the proposed transaction. Brean Capital, LLC is acting as financial advisor to Grand River and rendered a fairness opinion to its board of directors, and Hunton Andrews Kurth LLP is acting as its legal advisor in the proposed transaction. Further information about the proposed transaction can be found in the Current Report on Form 8-K filed by Isabella with the U.S. Securities and Exchange Commission (the “SEC”), which can be accessed at www.SEC.gov. An investor presentation that provides additional details regarding this transaction is available online at ir.isabellabank.com.

About Isabella Bank Corporation
Isabella Bank Corporation is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers’ and communities’ local banking needs for over 120 years. Isabella Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. Isabella Bank has 31 locations throughout eight mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm and Saginaw.

For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.

ISABELLA BANK CORPORATION PO BOX 100, Mt. Pleasant, MI 48804-0100 www.isabellabank.com

About Grand River Commerce, Inc.
Grand River Commerce, Inc. is the parent holding company of Grand River Bank, a state-chartered community bank headquartered in Grandville, Michigan. Grand River Bank opened in April of 2009 and provides a full range of personalized commercial and consumer banking services, including lending, deposit, and treasury management solutions. Grand River Bank serves the West Michigan market including Grand Rapids and the surrounding communities in Kent and Ottawa counties, through two full-service branches and dedicated courier service for commercial customers, delivering responsive, relationship-based service.

For more information about Grand River Commerce, Inc., visit the Investor Relations link on the Grand River Bank’s website at www.grandriverbank.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger with Grand River, the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the expected impact on and timing of the recovery of the impact on tangible book value, and the expected effect of the proposed merger on Isabella’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed merger with customers, suppliers, employee or other business partners, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of Grand River’s business into Isabella, (5) the failure to obtain the necessary approval by the shareholders of Grand River, (6) the amount of the costs, fees, expenses and charges related to the proposed merger, (7) the ability of the parties to obtain required governmental approvals of the proposed merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing of the proposed merger, (10) the risk that the integration of Grand River’s operations into the operations of Isabella will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Isabella’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Other relevant risk factors may be detailed from time to time in Isabella’s press releases and filings with the Securities and Exchange Commission (the “SEC”). Consequently, no forward-looking statement can be guaranteed. Neither Isabella nor Grand River undertakes any obligation to update or revise any forward-looking statements,
ISABELLA BANK CORPORATION PO BOX 100, Mt. Pleasant, MI 48804-0100 www.isabellabank.com whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, Isabella and Grand River claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It
This communication is being made with respect to the proposed merger involving Isabella and Grand River. This material is not a solicitation of any vote or approval of the Grand River shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Isabella and Grand River may send to their respective shareholders in connection with the proposed merger.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer or solicitation would be unlawful.

In connection with the proposed merger, Isabella will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Grand River and a prospectus of Isabella, as well as other relevant documents concerning the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISABELLA, GRAND RIVER AND THE PROPOSED MERGER. When final, the proxy statement/prospectus will be sent to the shareholders of Grand River seeking the required shareholder approval. Shareholders are also urged to carefully review and consider Isabella's public filings with the SEC, including, but not limited to, its proxy statements, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by Isabella through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by Isabella will also be available free of charge on the Investor Relations page of Isabella’s website at https://ir.isabellabank.com/sec-filings/sec-filings/default.aspx.

Participants in Solicitation
Grand River, Isabella, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies of Grand River’s shareholders in respect of the proposed transaction under the rules of the SEC. Information regarding Isabella’s directors and executive officers is available in its definitive proxy statement related to its 2026 annual meeting of shareholders, which was filed with the SEC on March 23, 2026 and certain other documents filed by Isabella with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph. Investors should read the proxy statement/ prospectus carefully when it becomes available before making any voting or investment decisions.
ISABELLA BANK CORPORATION PO BOX 100, Mt. Pleasant, MI 48804-0100 www.isabellabank.com